Contact:  Calvin E. Jenness
                                                         Senior Vice President
                                                         Chief Financial Officer
                                                         And Treasurer
                                                         503-653-4573
                                               Release:  Immediately


BLOUNT ANNOUNCES SECOND QUARTER EARNINGS

     o    Sales increased 29.0% from last year's second quarter

     o    Operating income increased by 47.7% from the comparable period in
          2003

     o Order Backlog increased 4.8% during the quarter to $130.3 million

PORTLAND, OR, July 19, 2004- Blount International, Inc. [NYSE: BLT] ("Blount" or the "Company") today announced results for the second quarter ended June 30, 2004. Sales for the quarter were $169.2 million, a 29.0% increase from sales in last year's second quarter of $131.2 million. Second quarter operating income increased by 47.7%, to $28.5 million, from $19.3 million in the comparable period of 2003. Depreciation and amortization for the second quarter were $3.8 million, as compared to $3.2 million in the comparable period of 2003. Net income for the second quarter was $8.0 million ($.24 per diluted share) compared to a net loss of $0.7 million ($.02 per share) in the comparable period of 2003. The year-over-year improvement in sales and profitability was primarily due to double-digit percentage increases in unit volumes for all three of the Company's business segments.

FIRST HALF RESULTS

The Company's sales through the first six months of 2004 were $334.8 million, an increase of 31.8% from the same period last year. The sales growth included year-over-year business segment increases of 69.7% for the Industrial and Power Equipment segment, 31.5% for the Lawnmower segment and 18.0% for the Outdoor Products segment. Operating income in the first half of 2004 increased by 48.1%, to $55.7 million, from $37.6 million in the first half of last year. Depreciation and amortization in the first half of 2004 were $7.6 million, as compared to $6.5 million in the first half of 2003. Net income for the first half of 2004 was $14.9 million ($.45 per diluted share) compared to a net loss of $0.2 million ($.01 per share) for the comparable period last year. The improvement in net income was due to an $18.1 million improvement in operating income, partially offset by a higher income tax expense of $6.5 million. Net income for the first half of last year was negatively impacted by $2.8 million in charges related to the extinguishment of debt.

Commenting on the second quarter results, James S. Osterman, President and Chief Executive Officer, stated, "We are extremely pleased with our performance in the second quarter. We have seen substantial volume increases in all three of our businesses as we have been able to leverage our strong market share positions in the improving business climate. Our largest segment, Outdoor Products, recorded its second consecutive quarter of sales in excess of $100 million, as worldwide demand for all product lines remained robust. The Industrial and Power Equipment segment's sales grew by nearly 60% from last year's second quarter due to incremental distribution, both domestically and internationally. Most encouraging is the 4.8% increase in order backlog generated during the quarter, representing the sixth consecutive quarter that we have seen an increase. "

                              -tables to follow-

SEGMENT RESULTS

The Outdoor Products segment's second quarter sales were $102.2 million, a 16.3% increase from last year's second quarter sales of $87.9 million. Segment contribution to operating income for this segment was $26.1 million, a 23.7% increase from last year's $21.1 million. The second quarter sales represented an all time high for the segment, slightly surpassing the record level set in this year's first quarter. The improvement in sales was across all major geographic markets, product lines and channels. The demand for chain saw products is strong and the Company has benefited from the relative weakness of the United States dollar. Backlog at the end of the second quarter of 2004 totaled $77.3 million in comparison to $57.9 million at the end of last year's second quarter and $73.0 million at the end of this year's first quarter. Segment sales for the first six months were $204.3 million, compared to $173.1 million for the first six months of last year. Segment contribution to operating income for the first six months of this year was $52.4 million, compared to $42.9 million for the comparable period last year.

The Industrial and Power Equipment segment recorded second quarter sales of $53.1 million, an increase of 59.9% from sales in last year's second quarter of $33.2 million. Segment contribution to operating income increased to $4.8 million in this year's second quarter from $0.9 million in last year's second quarter. Sales were bolstered by incremental sales of the Timberking line through the Company's alliance with Caterpillar Inc. Additionally, sales of the Company's branded products improved with the strengthening of the domestic forestry market. Order backlog at the end of the second quarter was $52.8 million, compared to $28.5 million as of June 2003, and $49.5 million at the end of the first quarter of 2004. Through the first six months of 2004, the Industrial and Power Equipment segment's sales totaled $107.1 million in comparison to $63.1 million last year. Segment contribution to operating income for the first six months of 2004 was $9.6 million, compared to $0.9 million for the same period last year.

The Lawnmower segment's second quarter sales increased by 39.2%, to $14.2 million, from $10.2 million in last year's second quarter. Segment contribution to operating income in the second quarter of 2004 was $1.5 million, compared to $0.4 million last year. The sales and profitability increases reflected a solid spring selling season due in part to the introduction of a new product line. Backlog for the segment at the end of June was seasonally low at $0.2 million, compared to $0.1 million in June of 2003. Year-to-date segment sales were $23.8 million, a 31.5% increase from last year. Segment contribution to operating income for the first six months was $1.3 million, compared to a $0.3 million loss for the same period last year.

BALANCE OF 2004 AND 2005 OUTLOOK

The Company's outlook for the remainder of 2004 remains positive. With a strong on-order position, favorable currency outlook and continued strong demand for timber harvesting equipment, sales are anticipated to increase by approximately 10% in the second half of 2004 over the second half of 2003. For the full year 2004, sales are anticipated to be approximately $665 to $675 million and operating income is anticipated to be approximately $103 to $107 million. Given current market and economic conditions, the Company anticipates that in 2005 sales will increase by between 6% to 8% from 2004, with operating income increasing by between 10% to 13%.

Blount International, Inc. is a diversified international company operating in three principal business segments: Outdoor Products, Industrial and Power Equipment and Lawnmower. Blount International, Inc. sells its products in more than 100 countries around the world. For more information about Blount International, Inc., please visit our website at http://www.blount.com.

Forward looking statements in this release, include without limitation the Company's "outlook," "expectations," "beliefs," "plans," "indications," "estimates," "anticipations," and their variants, as defined by the Private Securities Litigation Reform Act of 1995. The forward looking statements in this release are based upon available information and upon assumptions that the Company believes are reasonable , however, these forward looking statements involve certain risks and should not be considered indicative of actual results that the Company may achieve in the future. Actual results for the periods subsequent to the date of this release may differ materially.

                              -tables to follow-

                                                                  Exhibit 99.1

BLOUNT INTERNATIONAL, INC. FINANCIAL DATA


CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)                Three mos. ended Jun. 30         Six mos. ended Jun. 30
In millions, except share data                                   2004            2003           2004            2003
---------------------------------------------------------------------------------------------------------------------------

Sales                                                        $  169.2        $  131.2       $  334.8        $  254.1
---------------------------------------------------------------------------------------------------------------------------
Cost of sales                                                   110.9            86.5          219.5           166.6
---------------------------------------------------------------------------------------------------------------------------
Gross profit                                                     58.3            44.7          115.3            87.5
Selling, general and administrative expenses                     29.8            25.4           59.6            49.7
Restructuring expenses                                            0.0             0.0            0.0             0.2
---------------------------------------------------------------------------------------------------------------------------
Operating Income                                                 28.5            19.3           55.7            37.6
Interest expense                                                (17.2)          (17.7)         (34.6)          (35.3)
Interest income                                                   0.2             0.2            0.2             0.5
Other income (expense), net                                      (0.1)           (3.0)           0.0            (3.1)
---------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                       11.4            (1.2)          21.3            (0.3)
Provision for income taxes                                        3.4            (0.5)           6.4            (0.1)
---------------------------------------------------------------------------------------------------------------------------
Net income                                                   $    8.0        $   (0.7)      $   14.9        $   (0.2)
---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------
Basic earnings per share:                                    $    0.26       $  (0.02)      $   0.48        $  (0.01)
---------------------------------------------------------------------------------------------------------------------------
Diluted earnings per share:                                  $    0.24       $  (0.02)      $   0.45        $  (0.01)
---------------------------------------------------------------------------------------------------------------------------
Shares used for per share computations:
     Basic                                                  30,936,116     30,808,010     30,897,971      30,801,946
     Diluted                                                32,973,463     30,808,010     32,888,139      30,801,946
---------------------------------------------------------------------------------------------------------------------------

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)                                           Jun. 30,        Dec. 31,
In millions                                                                                     2004            2003
---------------------------------------------------------------------------------------------------------------------------
Assets:
     Cash and cash equivalents                                                              $   37.4        $   35.2
     Accounts receivable                                                                        73.9            64.4
     Inventory                                                                                  78.3            67.7
     Other current assets                                                                       25.3            26.1
     Property, plant and equipment, net                                                         92.2            92.0
     Other assets                                                                              113.3           115.0
---------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                $  420.4        $  400.4
---------------------------------------------------------------------------------------------------------------------------
Liabilities:
     Notes payable and current maturities of long-term debt                                 $  158.0        $    6.6
     Other current liabilities                                                                 111.5           103.4
     Long-term debt                                                                            449.6           603.9
     Other liabilities                                                                          83.7            83.8
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                              802.8           797.7
---------------------------------------------------------------------------------------------------------------------------
Stockholders' equity (deficit)                                                                (382.4)         (397.3)
---------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity (deficit)                                        $  420.4        $  400.4
---------------------------------------------------------------------------------------------------------------------------

SEGMENT INFORMATION (UNAUDITED)                              Three mos. ended Jun. 30         Six mos. ended Jun. 30
In millions                                                      2004            2003           2004            2003
---------------------------------------------------------------------------------------------------------------------------
Sales
     Outdoor products                                        $  102.2        $  87.9        $  204.3        $  173.1
     Industrial and power equipment                              53.1           33.2           107.1            63.1
     Lawnmower                                                   14.2           10.2            23.8            18.1
     Elimination                                                 (0.3)          (0.1)           (0.4)           (0.2)
---------------------------------------------------------------------------------------------------------------------------
Total Sales                                                  $  169.2        $ 131.2        $  334.8        $  254.1
---------------------------------------------------------------------------------------------------------------------------
Operating income (loss)
     Outdoor products                                        $   26.1        $  21.1        $   52.4        $   42.9
     Industrial and power equipment                               4.8            0.9             9.6             0.9
     Lawnmower                                                    1.5            0.4             1.3             0.3)
     Corporate office expenses/Elimination                       (3.9)          (3.1)           (7.6)           (5.7)
     Restructuring expenses                                       0.0            0.0             0.0            (0.2)
---------------------------------------------------------------------------------------------------------------------------
Operating income                                             $   28.5        $  19.3        $   55.7        $   37.6
---------------------------------------------------------------------------------------------------------------------------
